Exhibit 99.1

Dave & Buster’s Appoints Tarun Lal as Chief Executive Officer

DALLAS, July 15, 2025 (GLOBE NEWSWIRE) -- Dave & Buster’s Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or “the Company”), an owner and operator of entertainment and dining venues, today announced that the Board of Directors has appointed Tarun Lal as Chief Executive Officer and as a member of the Board of Directors effective July 14, 2025.
“After a careful and comprehensive search, the Board is thrilled to announce Tarun as our next CEO,” said Kevin Sheehan, Chairman of the Board and Interim CEO. “Tarun is a talented leader and seasoned operator with a highly successful track record of growing and improving businesses and brands in the U.S and around the world. We are confident he will have an immediate impact, grow our business and create substantial shareholder value.”
“I am truly honored to be joining this incredibly talented team and to lead the Company into its next chapter,” said Lal. “Dave & Buster’s and Main Event are iconic, highly differentiated brands with exceptionally large and loyal customer bases, outstanding unit level and new unit economics and huge potential for growth. I have been deeply impressed with what I have seen so far and sincerely look forward to working closely with our team and the Board to deepen our connection with our guests and team members and drive immediate and long-term growth and value for all stakeholders.”
About Tarun Lal
Mr. Lal is a seasoned global executive with over 25 years of experience at Yum! Brands, where he most recently served as President of KFC U.S. In this role, he led all aspects of the brand’s operations across the U.S. Prior to that, he held several key leadership roles, including Global COO for KFC and Managing Director for KFC Middle East, Turkey, Africa, India and Pakistan, where he led major brand expansions, championed digital innovation, and delivered consistent growth across various complex markets.
About Dave & Buster’s Entertainment, Inc.
Founded in 1982 and headquartered in Coppell, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 236 venues in North America that offer premier entertainment and dining experiences to guests through two distinct brands: Dave & Buster’s and Main Event. The Company has 175 Dave & Buster’s branded stores in 43 states, Puerto Rico, and Canada and offers guests the opportunity to "Eat Drink Play and Watch," all in one location. Each store offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. The Company also operates 61 Main Event branded stores in 22 states across the country, and offers state-of-the-art bowling, laser tag, hundreds of arcade games and virtual reality, making it the perfect place for families to connect and make memories. For more information about each brand, visit daveandbusters.com and mainevent.com.
For Investor Relations Inquiries:
Cory Hatton, Head of Entertainment Finance, Investor Relations & Treasurer
Dave & Buster’s Entertainment, Inc.
Cory.Hatton@daveandbusters.com